Exhibit 99.1

March 25, 2020

Dear Fellow Shareholder:

I am writing to share with you the results of our annual estimated valuation of our real estate assets and balance sheet as of December 31, 2019. Since 2012, we have built a leading portfolio of healthcare-related real estate assets that at its peak totaled 144 properties. Today, through various dispositions since starting our strategic alternatives process in 2016, the portfolio consists of 74 assets — primarily needs-based, private-pay seniors housing communities.

1.

Our board of directors approved an estimated net asset value (NAV) per share of $7.81 as of December 31, 2019. The estimated NAV represents the midpoint of the range of values, $7.39 to $8.26 per share, provided by Robert A. Stanger & Co., Inc. (Stanger), an independent third-party valuation firm.

2.

Our valuation committee, consisting solely of our independent directors, engaged Stanger to assist in valuation analyses of our real estate assets and balance sheet. Our board of directors received a unanimous recommendation from the valuation committee and determined $7.81[1] as the estimated NAV per share of our common stock as of December 31, 2019.

3.

The estimated NAV included pro forma transaction costs as we continue to reflect our estimated NAV per share based on a hypothetical orderly sale of the company’s assets. The estimated NAV was also impacted by (1) a reduction in real estate assets given various property sales; and (2) reduction in fair market value of debt resulting from reduced borrowings. Specifically, the appraised value of our 71 seniors housing assets, one parcel of land and two acute care facilities, declined by 2% when compared to the appraised values in the company’s estimated NAV as of Dec. 31, 2018. The year-over-year decline in appraised values was driven by cap rate expansion and slightly lower estimates of future earnings growth, which serve to reflect the expected moderation of occupancy growth.

4.

The estimated NAV is a snapshot in time and not indicative of value the company or its shareholders may receive now or in the future. The estimated NAV does not attempt to quantify at this time any effect the novel coronavirus (COVID-19) may have on the financial condition of the company or marketability of its assets.

For additional details and information on this year’s valuation and process, I encourage you to visit our website at cnlhealthcareproperties.com to access our valuation presentation and Form 8-K, both of which were filed with the U.S. Securities & Exchange Commission.

Looking Ahead

COVID-19 has created a global pandemic and turmoil in financial markets and has already negatively impacted many businesses. The near-and long-term effects on the overall U.S. economy and industry sectors remains to be seen.

As a board and management team, we remain wholly committed to strategically managing the business in this unprecedented environment. When it becomes appropriate to do so, we plan to resume our careful evaluation and thoughtful execution of possible strategic alternatives to provide liquidity to shareholders.

Maintenance of forward-looking liquidity and a strong balance sheet has been a core corporate focus, but now more than ever, this objective has become paramount. I am pleased to report that we are extraordinarily well-positioned and well-capitalized to manage through a new and rapidly changing economic and operating landscape.

As always, thank you for your ongoing support and confidence in allowing us to be stewards of your capital. Please contact your financial professional or CNL Client Services at 866-650-0650, option 3 with any questions you may have.

Sincerely,

Stephen H. Mauldin

President and Chief Executive Officer

cc: Financial professional

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The estimated NAV per share is only an estimate based on a snapshot in time and several assumptions and estimates which can be considered inherently imprecise. The NAV is based on numerous assumptions with respect to industry, business, economic and regulatory conditions, all of which are subject to changes. Throughout the valuation process, the valuation committee, our advisor and senior members of management reviewed, confirmed and approved the processes and methodologies and their consistency with real estate industry standards and best practices.

Forward-looking statements are based on current expectations and may be identified by words such as believes, anticipates, expects, may, will, continues, could and terms of similar substance, and speak only as of the date made. Actual results could differ materially due to risks and uncertainties that are beyond the company’s ability to control or accurately predict. Shareholders and financial professionals should not place undue reliance on forward-looking statements.

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